EXHIBIT 99.1

Thursday January 20, 1:56 pm Eastern Time

Company Press Release

SOURCE: SunStar Healthcare, Inc.

SunStar Healthcare, Inc. Announces Restatement of September 30, 1999 Financial Statements; Status of Florida Department of Insurance Lawsuit; Need to Achieve Compliance with Statutory Capital Requirements; In Negotiations for Additional Capital

HEATHROW, Fla., Jan. 20 /PRNewswire/ -- SunStar Healthcare, Inc. (Nasdaq: SUNS - news) today announced its intention to restate its previously filed financial statements for the nine month period ended September 30, 1999. Results from the nine month period, as and when restated, will reflect losses aggregating approximately $8 to 10 million. Adjustments of previously stated amounts resulted primarily from the payment by its subsidiary, SunStar Health Plan, an HMO, of the higher than expected backlog of claims and overpayments of claims that developed under its previous third party administrator (which are currently subject to litigation and may be recoverable) and higher administrative costs incurred in the transition of third party administrators, and resulting premium deficiencies. The restatement reflects the preliminary results of a statutory audit of its capital as of September 30, 1999 currently being prepared by KPMG, LLP. Restatements of the Company's financial statements for periods ending on or before September 30, 1999 may be required upon completion of the audit.

As previously announced, regulatory scrutiny by the Florida Department of Insurance (DOI) of the Company, including a Florida circuit court litigation, arises in part from allegations of significant deficiencies in statutory capital of SunStar Health Plan.

The Company is currently negotiating with an investor to provide the needed statutory capital. The Department of Insurance has agreed to meet with Sunstar Health Plan representatives, KPMG, and a representative of the investor early next week to review the audit results, become acquainted with the investor and its qualifications, and to discuss an investment plan to cure the deficiency. If a plan is agreed upon, SunStar Health Plan will seek a resolution or delay of the lawsuit in order to allow time to proceed with the plan; however, there is no assurance that such resolution or delay will be available. There is no assurance that the Company can raise such capital on favorable terms or at all. Accordingly, SunStar Health Plan will be subject to the potential entry of an order imposing receivership.

In addition, the continuing regulatory scrutiny of SunStar Health Plan and the filing of the Department of Insurance's lawsuit, together with the continuing costs related to higher than expected claims backlog and the switch in third party administrators, have adversely affected the Company's results of operations in the quarter ended December 31, 1999 and in the current quarter, as well as its marketing to customers and providers. As a consequence of these adverse effects, SunStar Health Plan has suffered erosion in its provider network and membership base and expects to apply to the Department of Insurance for an increase in premiums for small groups, but there is no assurance it will be able to obtain such an increase.

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SunStar Healthcare, Inc., through SunStar Health Plan, its wholly owned subsidiary, currently offers comprehensive HMO products for individuals, families, and small and large employer groups.

Statements contained in this press release that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission.


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